OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK,
REPORTS FIRST QUARTER RESULTS.

Highlights:

•	Record level of total assets and loans, loans surpass $600 million.
•	24% decline in non-performing assets
•	Expanded services through our new Moline Office, Rivertown Mall and the addition of our 14th banking office, which will open in April
•	Continued strong growth in fee based revenue

Byron Center, MI, April 17, 2008 — OAK Financial Corporation (OKFC), a West Michigan-based bank holding company, reported 2008 first quarter net income of $1,482,000 compared to $1,740,000 for the first quarter of 2007. Basic and diluted earnings per share for the first quarter of 2008 were $0.55, a decline of 14% from the $0.64 reported for the first quarter of 2007. The decline in net income and earnings per share reflects a significant increase in the provision for loan losses during the quarter. Total assets increased at an annualized rate of 11% to a new record total of $765 million, at March 31, 2008.

Byron Bank expanded its footprint and delivery systems in the first quarter of 2008 by building a new banking office in Moline to replace the aging and outdated office. The new office is located at 4426 Division Avenue, Moline, which is much more visible and enhances our ability to provide the type of experience we want to create for our customers. During the first quarter, Byron Bank became the exclusive financial institution for Rivertown Mall. We deployed three ATMs and a merchant processing center inside the Mall. We are thrilled to be able provide our outstanding level of customer service to the merchants and the increased visibility with the millions of people who visit the mall annually. We are also pleased to announce that we will open our 14th banking office, which will be located at 4024 Park East Court S.E., Grand Rapids. This office is expected to open by late April.

“While net income was impacted by an additional allocation to our loan loss reserve, first quarter performance met our expectations,” said Patrick K. Gill, President and CEO of OAK Financial Corporation and Byron Bank. “Core operating income was strong and we posted improvements in our nonperforming assets and net interest margin. On an overall basis, we’re very pleased.”

Byron Bank’s net interest margin in the first quarter of 2008 was 3.56%, compared to 3.71% for the first quarter of 2007. Although the net interest margin is down from a year ago, the net interest margin has been in a narrow range over the past three quarters. Despite the decline in the net interest margin, net interest income rose 5% in the first quarter as result of the strong growth in earning assets.

The provision for loan losses was $675,000 in the first quarter compared to $562,000 in the fourth quarter of 2007 and $160,000 during the first quarter of 2007. Approximately two-thirds of the net charge-offs in the first quarter of 2008 were included in the specific reserve for loan losses at December 31, 2007. The increase is a result of strong loan growth in the first quarter, combined with downgrading some loans due to the continued overall weakness in the Michigan economy.

Total non-interest income increased $254,000, or 13%, in the first quarter of 2008 compared to the same quarter last year. Increases in fee income from nearly all lines of business contributed to the strong growth, including a 62% increase in mortgage banking revenue and 6% increase in deposit service charges. The significant increase in mortgage revenue is attributed to the addition of several mortgage lenders during the second-half of 2007 and a decline in the number of competitors in the mortgage industry. Non-interest income represented 26.6% of total revenue in the first quarter of 2008 compared to 25.3% for the first quarter of 2007.

Operating expenses increased $479,000, or 9%, in the first quarter of 2008 compared to the first quarter of 2007. The majority of the increase is confined to four areas, mortgage loan origination commissions, employee health care, loan and collection costs, and FDIC insurance. These four items account for 86% of the total increase in expenses. Total salary expense increased 4%, which includes a significant increase in mortgage origination commissions, which was off-set by a significant reduction in the management bonus accrual. The increase in the FDIC insurance reflects the full utilization of the bank’s FDIC credits during 2007.

Despite the recent economic challenges, total assets and total loans reached new record levels. Total assets at March 31, 2008 equaled $765 million and total loans surpassed $600 million for the first time to end the quarter at $604 million. Compared to one year ago, total assets increased $76 million, or 11%, total loans increased $67 million, or 13%, and total deposits increased $21 million, or 4%. During the first quarter of 2008 total assets increased $21 million, total loans increased $22 million and total deposits increased $19 million. The bank continues to be well capitalized, with an equity-to-asset ratio of 9.5% at both March 31, 2008 and December 31, 2007.

Non-performing assets declined 24% from $6.9 million at December 31, 2007 to $5.2 million at March 31, 2008. As a percent of total assets, non-performing assets declined from .93% at December 31, 2007 to .68% at March 31, 2008. Although continued weakness in both the Michigan and national economy has made it difficult for some of our customers, we are very pleased with the overall performance of our loan portfolio. The decline in non-performing assets includes the complete payoff of two large loans that were non-performing at the end of the prior quarter. Net loans charged-off as a percent of total average loans was .38% in the first quarter of 2008 compared to 1.00% in the fourth quarter of 2007 and .09% in the first quarter of 2007. Net loans charged-off in the first quarter totaled $558,000 compared to $113,000 during the first quarter of 2007. The higher level of net loan losses in the first quarter reflects charge-offs on several small commercial real estate loans and residential construction and development loans.

OAK Financial Corporation owns Byron Bank and provides traditional banking services and products through 13 banking offices serving 13 communities in Kent, Ottawa and Allegan counties in West Michigan. Byron Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Our Byron Insurance Agency subsidiary provides products, such as property and casualty, life, disability and long-term care insurance. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

# # # # # # # # # #

For more information, please contact:
                    Patrick K. Gill, President & CEO at (616) 588-7420, or
                    James A. Luyk, Executive Vice President, COO & CFO at (616) 588-7419
                    OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	March 31, 2008 (Unaudited)	December 31, 2007

ASSETS

Cash and cash equivalents	$14,198	$15,342

Available-for-sale securities	117,458	117,627

Loans held for sale	3,716	3,496

Total loans	603,802	582,296
Allowance for loan losses	(7,125)	(7,008)

Net Loans	596,677	575,288

Accrued interest receivable	3,767	3,580
Premises and equipment, net	16,661	16,372
Restricted investments	3,570	3,379
Other assets	8,561	8,362

Total assets	$764,608	$743,446

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$69,460	$74,015
Interest bearing	514,550	491,433

Total deposits	584,010	565,448

Federal funds purchased	35,300	37,600
Repurchase agreements	20,350	20,350
FHLB advances	47,225	43,258
Other borrowed funds	424	436
Other liabilities	4,932	5,541

Total liabilities	692,241	672,633

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,703,009 shares issued and outstanding	2,703	2,703
Additional paid-in capital	32,778	32,778
Retained earnings	35,901	35,014
Accumulated other comprehensive income	985	318

Total stockholders' equity	72,367	70,813

Total liabilities and stockholders' equity	$764,608	$743,446

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)	Three Months ended March 31, (Unaudited)

	2008	2007

Interest Income
Interest and fees on loans	$9,814	$9,754
Available-for-sale securities	1,285	1,244
Restricted investments	45	42
Other interest income	2	2

Total interest income	11,146	11,042

Interest expense
Deposits	4,050	4,781
Federal funds purchased	263	115
Repurchase agreements	245	-
FHLB advances	568	409
Other borrowed funds	2	22

Total interest expense	5,128	5,327

Net interest income	6,018	5,715

Provision for loan losses	675	160

Net interest income after provision for loan losses..	5,343	5,555

Non-interest income
Service charges on deposit accounts	1,252	1,178
Mortgage banking	404	250
Net gain on sales of available for sale securities	2	5
Insurance premiums and brokerage fees	339	344
Other	188	154

Total non-interest income	2,185	1,931

Non-interest expenses
Salaries	2,547	2,452
Employee benefits	622	528
Occupancy (net)	431	399
Furniture and fixtures	294	280
Other	1,698	1,454

Total non-interest expenses	5,592	5,113

Income before federal income taxes	1,936	2,373

Federal income taxes	454	633

Net income	$1,482	$1,740

Income per common share: *
Basic	$0.55	$0.64
Diluted	$0.55	$0.64

* Per share data has been adjusted to reflect the 10% stock dividend on May 31, 2007.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)
(Dollars in thousands except per share data)	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007

Earnings
Net interest income	$6,018	$5,828	$5,937	$6,032	$5,715
Provision for loan losses	$675	$562	$162	$337	$160
Non-interest income	$2,185	$2,259	$2,057	$2,041	$1,931
Non-interest expense	$5,592	$5,615	$5,465	$5,371	$5,113
Net income	$1,482	$1,476	$1,761	$1,752	$1,740
Basic earnings per share*	$0.55	$0.55	$0.65	$0.65	$0.64
Diluted earnings per share*	$0.55	$0.55	$0.65	$0.65	$0.64
Average shares outstanding*	2,703	2,703	2,703	2,703	2,703

Performance Ratios
Return on average assets	0.80%	0.80%	0.97%	1.01%	1.04%
Return on average equity	8.29%	8.32%	10.19%	10.39%	10.61%
Net interest margin (tax-equivalent)	3.56%	3.49%	3.57%	3.77%	3.71%
Efficiency ratio	66.1%	67.5%	66.7%	65.0%	65.0%
Full-time equivalent employees	200	200	197	196	196
Ending equity to ending assets	9.46%	9.53%	9.49%	9.47%	9.75%
Book value per share*	$26.77	$26.20	$25.67	$24.97	$24.83

Asset Quality
Net loans charged-off	$558	$1,427	$116	$67	$113
Net charge-offs to total average loans	0.38%	1.00%	0.08%	0.05%	0.09%
(annualized)
Nonperforming assets	$5,236	$6,932	$5,041	$4,542	$2,003
Allowance for loan losses to total loans	1.18%	1.20%	1.40%	1.42%	1.41%
Nonperforming assets to total assets	0.68%	0.93%	0.69%	0.64%	0.29%

(Dollars in thousands except per share data)	YTD 3/31/08	YTD 3/31/07

Earnings
Net interest income	$6,018	$5,715
Provision for loan losses	$675	$160
Non-interest income	$2,185	$1,931
Non-interest expense	$5,592	$5,113
Net income	$1,482	$1,740
Basic earnings per share*	$0.55	$0.64
Diluted earnings per share*	$0.55	$0.64
Average shares outstanding*	2,703	2,703

Performance Ratios
Return on average assets	0.80%	1.04%
Return on average equity	8.29%	10.61%
Net interest margin (tax-equivalent)	3.56%	3.71%
Efficiency ratio	66.1%	65.0%

Asset Quality
Net loans charged-off	$558	$113
Net charge-offs to total average loans (annualized)	0.38%	0.09%

* Per share data has been adjusted to reflect the 10% stock dividend on May 31, 2007.